Exhibit 10.4

Dated the 21st day of December, 2005

UNISOURCES ENTERPRISES LIMITED

and

THOSE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN

COLUMNS (1) AND (2) OF SCHEDULE 1 HERETO

and

SAMTUNG INVESTMENT LIMITED

SUBSCRIPTION AGREEMENT

relating to ordinary shares in

UNISOURCES ENTERPRISES LIMITED

David Lo & Partners

Suite 2502

Nine Queen’s Road Central

Hong Kong

25/01299/TTC

14.	NOTICES	19

15.	MISCELLANEOUS	20

16.	EXECUTION AND COUNTERPARTS	21

17.	GOVERNING LAW AND JURISDICTION	21

EXECUTION PAGE		23

SCHEDULE 1 PARTICULARS OF THE COMPANY’S GUARANTORS		24

SCHEDULE 2 PART A THE COMPANY		25

SCHEDULE 2 PART B TONG JI TANG		26

SCHEDULE 3 THE WARRANTIES		27

SCHEDULE 4 BVI CHARGE		31

SCHEDULE 5 SHARE TRANSFER AGREEMENT		32

SCHEDULE 6 ESCROW LETTER		33

THIS AGREEMENT              is made the              day of December, 2005.

AMONG:-

(1)	UNISOURCES ENTERPRISES LIMITED, a company incorporated in the British Virgin Islands with limited liability and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (the “Company”);

(2)	THOSE PERSONS whose names and addresses are set out in columns (1) and (2) of Schedule 1 hereto (together the “Guarantors” or “Company’s Guarantors” and each of them, a “Guarantor” or “Company’s Guarantor”); and

(3)	SAMTUNG INVESTMENT LIMITED, a company incorporated in the British Virgin Islands with limited liability and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (the “Subscriber”).

WHEREAS:-

(A)	The Company was incorporated on 22 November, 2004 as an exempted company under the Company Law of British Virgin Islands. As at the date of this Agreement, the entire issued share capital of the Company is held as to approximately 76.93% by Hanmax Investment Limited, approximately 4.28% by Tanagram Investment Limited, approximately 6.79% by Paraway Investment Limited, approximately 11% by S-Yangtse Holdings Limited and approximately 1% by Lodway Investment Limited. Particulars of the Company are set out in Part A of Schedule 2.

(B)	The Company and the Subscriber have agreed that the Company shall issue and the Subscriber shall subscribe for the Subscription Shares (as hereinafter defined) upon and subject to the terms and conditions hereinafter appearing.

(C)	The Company’s Guarantors have agreed to guarantee the performance of the obligation for repayment of the Deposit (as defined below) under this Agreement.

IT IS AGREED as follows:-

1.	INTERPRETATION

(A)	In this Agreement unless specifically provided otherwise or the context otherwise requires:-

(i)	the following expressions shall have the following meanings:-

“Additional Warranties”	means those additional representations, warranties and undertakes to be given by the Company to the Subscriber upon such terms and conditions to be agreed between the

Company and the Subscriber and “Additional Warranty” shall be construed accordingly;

“Agreement”	means this Agreement (including its Schedules, annexure and exhibits) as may be supplemented or amended from time to time;

“Articles of Association”	means the articles of association of the Company;

“Auditors”	means Deloitte Touche Tohmatsu;

“Business”

means:

(a) the manufacture, sales and distribution of medicine and other medical products by Tong Ji Tang; and

(b) any other activities which the Board decides from time to time will be carried on by the Company;

“Business Day”	means a day (other than a Saturday or days on which a typhoon signal No. 8 or black rainstorm signal is hoisted in Hong Kong on or after 10:00 a.m.) on which banks are generally open for business in Hong Kong;

“BVI Charge”	means the first fixed charge granted by the Existing Majority Shareholders in favour of the Subscriber in respect of approximately 87.93% of the total issued shares of Company to secure the Company’s obligations under Clause 2(C),or substantially in, the form attached hereto as Schedule 4;

“Completion”	means completion of the allotment and issue of the Subscription Shares under this Agreement;

“Completion Date”	means a date falling on the third Business Days after fulfilment (or waiver) of the Conditions or such other date as may be agreed between the Company and the Subscriber in writing;

“Conditions”	means the conditions precedent set out in Clause 2;

“Consent(s)”	includes any license, consent, approval, authorization, permission, waiver, order or exemption;

“Consideration”	means the consideration payable by the Subscriber to the Company for the Subscription Shares as referred to in Clause 3(B);

“Deed of Release”	means the deed of release to be executed by the Subscriber in favour of the Existing Majority Shareholders to discharge and release the BVI Change upon such terms and conditions to be agreed between the Existing Shareholders and the Subscriber;

“Deposit”	means Hong Kong dollar equivalent of the sum of RMB43,000,000 being the deposit and part payment of the Consideration pursuant to Clause 3(B);

“Disclosed”	means fairly disclosed in this Agreement;

“Encumbrance”	any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation or other encumbrance, priority or security interest whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same;

“Escrow Agent”	means David Lo & Partners, the escrow agent with which the documents referred to in Clause 2.02 of the BVI Charge are to be placed pursuant to the terms of this Agreement and the BVI Charge;

“Escrow Letter”	means the letter to be signed by the Company, the Subscriber and the Escrow Agent governing the terms and conditions of the escrow arrangement relating to the documents referred to in Clause 2.02 of the BVI Charge, a copy of which is attached to as Schedule 6;

“Existing Majority Shareholders”	means Hanmax Investment Limited and S-Yangtse Holdings Limited holding in aggregate approximately 87.93% of the issued share capital of the Company;

“Existing Shareholders”	means Hanmax Investment Limited, Tanagram Investment Limited, Paraway Investment Limited, S-Yangtse Holdings Limited and Lodway Investment Limited being all the beneficial shareholders of the Company;

“Group” or “Group Companies”	means the Company and the Subsidiaries; and each of them, a “Group Company” or a “Group Member”;

“Hanmax”	means Hanmax Investment Limited;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Liabilities”	means the aggregate of all consolidated liabilities (whether actual or contingent) and provisions including but not limited to any guarantee for any third parties liabilities and/or obligations, shareholders loans, provisions for taxation, bad and doubtful debts, accounts payable, dividends or other distributions payable and all other liabilities including any depreciation and amortization;

“Long Stop Date”	means 30 June 2006;

“Ordinary Shares”	means ordinary shares of US$1.00 each in the issued share capital of the Company;

“PRC”	means the People’s Republic of China (excluding Hong Kong);

“S-Yangtse”	means S-Yangtse Holdings Limited;

“Shares”	means shares in the capital of the Company (including, inter alia, Ordinary Shares);

“Share Transfer Agreement”	means the share transfer agreement dated 6 June, 2005 between the Company, , whereby the Company agreed to acquire the entire registered capital of Tong Ji Tang from and for the consideration of Rmb41,000,000, a copy of which is attached hereto as Schedule 5;

“Shareholders’ Agreement”	means the shareholders’ agreement to be entered into at Completion to regulate the rights and obligators of the Shareholders after Completion upon such terms and conditions to be agreed between the Existing Shareholders and the Subscriber;

“Shareholders”	means holders of Shares;

“Subscriber’s Solicitors”	means David Lo and Partners of Suite 2502, 9 Queens Road Central, Hong Kong;

“Subscription Shares”	means those Ordinary Shares to be subscribed by the Subscriber hereunder representing 12% of the enlarged issued share capital of the Company immediately after the allotment and issue of the Subscription Shares at Completion provided based on the 39,760 Ordinary Shares in issue as at the date hereof, the Subscription Shares will be 5,422 Ordinary Shares;

“Subsidiaries”	means subsidiaries of the Company as set out in Part B of Schedule 2 hereto;

“Supplemental Agreement”	means the supplemental agreement to be entered into at Completion provide for, inter alia, the Additional Warranties in favour of the Subscriber upon such terms and conditions to be agreed between the parties hereto;

“Tong Ji Tang”	means (Guizhou Tong Ji Tang Medicine Manufacturing Company Limited), a company incorporated in the PRC;

“TJT Acquisition”	means the acquisition of the entire registered capital of Tong Ji Tang by the Company from and ;

“Warranties”	means the representations, warranties and undertakings set out in this Agreement including without limitation to Clause 7 and Schedule 3 given by the Company and “Warranty” shall be construed accordingly;

“HK$”	means Hong Kong dollars;

“RMB”	means Renminbi;

(ii)	words and expressions defined in the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) shall bear the same respective meanings when used in this Agreement;

(iii)	a body corporate shall be deemed to be associated with another body corporate if it is a holding company or a subsidiary of that other body corporate or a subsidiary of a holding company of that body corporate;

(iv)	references herein to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their applications are modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

(v)	references herein to “Clauses” and “Schedules” are to clauses of and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement form an integral part of this Agreement;

(vi)	the Clause headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;

(vii)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate;

(viii)	any statement qualified by the expression “to the best knowledge and belief of the Company” or “so far as the Company is aware” or any similar expression shall be deemed to include an additional statement that it has been made after careful enquiry and shall be deemed also to include the knowledge of each Group Company;

(ix)	the expressions the “Company”, “Subscriber” and “Company’s Guarantors” shall, where the context permits, include their respective successors, personal representatives and permitted assigns; and

(x)	the expression “written” or “writing” includes faxes but not email

2.	CONDITIONS PRECEDENT

(A)	Completion shall be subject to and conditional upon the satisfaction in full or (at the sole and absolute discretion of the Subscriber) the waiver of the following conditions:-

(i)	the Subscriber notifying the Company in writing that it is satisfied with the results of the Due Diligence Review (as defined in Clause 5 below), including but not limited to the satisfaction of the legal, financial and business position and prospects of the Group together with legal opinions from a PRC law firm and a legal counsel as to BVI laws respectively (both in forms and contents satisfactory to the Subscriber in its absolute discretion);

(ii)	the terms of the Supplemental Agreement having been agreed by the parties hereto (in form and contents satisfactory to the Subscriber in its absolute discretion);

(iii)	the terms of the Shareholders Agreement having been agreed by the parties hereto (in form and substance satisfactory to the Subscriber in its absolute discretion);

(iv)	it has not come to the attention of the Subscriber that any material adverse changes in the Group or the Business or the financial position of any member of the Group have occurred prior to the Completion Date or are likely to occur whether before the Completion Date.

(B)	The parties hereto acknowledge and agree that the conditions as set out in Clause 2(A) shall be deemed not to have been fulfilled upon occurrence of the following:

(i)	in case of Condition 2(A)(i), the Subscriber notifying the Company at any time prior to Completion that it is not satisfied with the results of the Due Diligence Review whether or not any explanations or reasons have been given and/or stated in such notification;

(ii)	in case of Condition 2(A)(ii), the Subscriber notifying the Company at any time prior to Completion that it is not satisfied with the proposed terms of the Supplemental Agreement whether or not any explanations or reasons have been given and/or stated in such notification;

(iii)	in case of Condition 2(A)(iii), the Subscriber notifying the Company at any time prior to Completion that it is not satisfied with the proposed terms of the Shareholders Agreement whether or not any explanations or reasons have been given and/or stated in such notification; and

(iv)	in case of Condition 2(A)(iv), the Subscriber notifying the Company at any time prior to Completion that the Subscriber has knowledge of some facts which will constitute or are likely to constitute material adverse changes as referred to in Condition 2(A)(iv), whether or not any explanations or reasons have been given and/or stated in such notification.

(C)	In the event that any of the Conditions are deemed not to have been fulfilled under Clause 2(B) or are not fulfilled, in each case, at or before 5:00 pm on the Long Stop Date or such later date as the parties hereto may from time to time agree in writing, the Deposit paid to the Company under Clause 3(B) below shall be returned and paid to the Subscriber by the Company within one month from the date of notification by the Subscriber under Clause 2(B) above or from the Long Stop Date, as the case may be, and upon such payment to the Subscriber, the Subscriber shall (i) deliver to the Existing Majority Shareholders, the Deed of Release duly executed by the Subscriber in favour of the Existing Majority Shareholders to release the BVI Charge; and (ii) give written instruction to the Escrow Agent to release the documents referred to in Clause 2.02 of the BVI Charge; and thereafter this Agreement and everything contained in it shall terminate and be null and void and of no further effect and no party to this Agreement shall have any liability to any other party, save in respect of Clauses 12-17 and of any prior breaches of Clause 11 of this Agreement.

3.	SUBSCRIPTION

(A)	Subject to the terms and conditions as set out herein, the Subscriber shall subscribe for and the Company shall allot and issue to the Subscriber the Subscription Shares credited as fully paid.

(B)	The aggregate Consideration payable by the Subscriber to the Company for the subscription of the Subscription Shares shall be the Hong Kong dollar equivalent of a sum of RMB100,000,000.

(C)	The Consideration shall be paid as follows:-

(i) upon signing of this Agreement, the Subscriber shall pay a sum of Hong Kong dollar equivalent to RMB43,000,000 to the Company as deposit and part payment of the Consideration for the subscription of the Subscription Shares to the following account (“Account”) :

Name of Bank	:	DBS Bank (HK) Limited
Name of Account Holder	:	Unisources Enterprises Limited
Account Number	:	7881 135 520

(ii)	upon Completion, the Subscriber shall pay the balance of the Consideration to the Company in its Hong Kong dollar equivalent.

4.	MATTERS TO BE TRANSACTED IMMEDIATELY AND FORTHWITH AFTER SIGNING

(A)	The following matters shall be transacted immediately upon the signing of this Agreement:

(i)	the Subscriber shall pay the Deposit to the Company in the manner as set out in Clause 3(C)(i) of this Agreement and shall deliver to the Company and the Company’s Guarantors (i) certified copy of resolutions of the board of directors of the Subscriber approving this Agreement, the BVI Charge and the transactions contemplated hereunder and thereunder; and (ii) the Escrow Letter duly executed by the Subscriber and the Escrow Agent;

(ii)	the Company shall appoint, Mr. Chen Yong Cun as director of the Company with effect from the date of this Agreement;

(iii)	the Company shall procure that the bank mandate of all bank accounts of the Company, including the Account, shall be changed with immediate effect such that all such bank accounts shall be operated by Mr. Wang Xiaochun and Mr. Chen Yong Cun acting jointly;

(iv)	the Company shall deliver to the Subscriber:

(a)	the BVI Charge duly executed by the Existing Majority Shareholders;

(b)	certified copy of resolutions of the board of directors of the Company approving:

(i)	the Agreement and the transactions contemplated hereunder and thereunder;

(ii)	the appointment of Mr. Chen Yong Cun as director of the Company with effect from the date of this Agreement;

(iii)	the change of bank mandates of the Company as referred to in Clause 4(A)(iii) above; and

(iv)	certified copy of resolutions of the board of directors of each of the Existing Majority Shareholders approving the BVI Charge and the transactions contemplated thereunder;

(B)	The Company shall procure that Mr. Chen Yong Cun shall forthwith be appointed as a director of Tong Ji Tang forthwith but in any event no later than one month from the date of this Agreement;

(C)	As soon as practicable after the signing of this Agreement, the parties hereto shall negotiable in good faith with a view to agree and finalise (i) the terms of the Shareholders’ Agreement to regulate the rights and obligations of the Shareholders after Completion and (ii) the terms of the Supplemental Agreement to provide for, inter alia, the Additional Warranties in favour of the Subscriber.

5.	DUE DILIGENCE

The Subscriber shall be entitled (but not obliged) to carry out at its costs and expenses a due diligence review and investigation on each member of the Group including without limitation to their assets, liabilities, contracts, commitments and business and financial and legal aspects (“Due Diligence Review”). In order to facilitate the Due Diligence Review, the Company shall use its reasonable endeavours to, upon reasonable notice, procure that the Subscriber and/or any persons authorised by any of them shall be given such information, data and documents relating to the members of the Group and within business hours, such access to the premises and all books, title deeds, records, accounts and other documentation of each member of the Group as the Subscriber and/or their authorised persons may reasonably request.

6.	COMPLETION

(A)	Completion shall take place at Suite 2502, Nine Queen’s Road Central, Hong Kong on the Completion Date, or at such other place and time as shall be mutually agreed in writing by the Subscriber and the Company, when the relevant business set out in Clause 6(B) shall take place, provided that neither the Subscriber nor the Company shall be obliged to perform their relevant obligations under Clause 6(B) if the other does not simultaneously perform (or has not already performed) its relevant obligations thereunder.

(B)	At Completion:-

(i)	the Company shall allot and issue the Subscription Shares to the Subscriber and shall deliver to the Subscriber:-

(a)	certified copy of resolutions of the board of directors of the Company approving:-

(1)	the Shareholders’ Agreement and the transactions contemplated thereunder;

(2)	the Supplemental Agreement and the transactions contemplated thereunder; and

(3)	the allotment and issue of the Subscription Shares.

(b)	share certificate(s) for the Subscription Shares in the name of the Subscriber and/or their nominee as the Subscriber may direct and the Company shall promptly thereafter register the Subscriber as a holder of the Subscription Shares;

(c)	the counterpart of the Shareholders’ Agreement duly executed by the Company;

(d)	the counterpart of the Supplemental Agreement duly executed by the Company.

(ii)	On or before Completion, the Company shall procure that a board meeting of the Company be held at which it shall be resolved that:-

(a)	the issue and allotment of the Subscription Shares be approved; and

(b)	the Shareholders’ Agreement and the Supplemental Agreement and the transactions contemplated thereunder.

(iii)	The Subscriber shall deliver to the Company:-

(a)	a cheque issued by a licensed bank in Hong Kong in favour of the Company in the sum equal to the balance of the Consideration;

(b)	written application(s) by the Subscriber and/or its nominee to subscribe for the Subscription Shares;

(c)	the counterpart of the Shareholders’ Agreement duly executed by the Subscriber;

(d)	the Deed of Release duly executed by the Subscriber;

(e)	certified copy of resolutions of the board of directors of the Subscriber approving this Agreement and the subscription of the Subscription Shares and the execution and completion hereof and the execution of the Shareholders’ Agreement and the Deed of Release and of all documents incidental hereto; and

(f)	the instructions signed by the Subscriber to the Escrow Agent to release the documents referred to in Clause 2.02 of the BVI Charge.

(iv)	The Company’s Guarantors shall deliver to the Company and the Subscriber such documents to be agreed by the parties hereto which may include the Shareholders Agreement and/or the Supplemental Agreement.:-

(C)	Each of the parties hereto shall not be obliged to complete this Agreement or perform any of its obligations under Clause 6(B) hereunder unless the other parties comply fully with the requirements of sub-Clauses 6(B)(i) to (iv) above. Without prejudice to any other remedies which may be available to the non-defaulting party on the Completion Date, the non-defaulting party may:-

(a)	defer Completion to a date falling not more than 28 days after the original Completion Date (so that the provisions of this Clause 6 shall apply to the deferred Completion) provided that, time shall be of the essence as regards the deferred Completion and if Completion is not effected on such deferred date, the non-defaulting party may rescind this Agreement and claim damages from the defaulting party; or

(b)	proceed to Completion so far as practicable (but without prejudice to the non-defaulting party’s rights hereunder) insofar as the defaulting party shall not have complied with its obligations hereunder; or

(c)	treat this Agreement as terminated for breach by the defaulting party of a condition of this Agreement.

(D)	As soon as practicable after Completion, and in any event no later than the expiry of two months after Completion, the parties hereto shall procure that the Articles of Association be amended to reflect the terms of the Shareholders’ Agreement.

7.	REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND INDEMNITIES

(A)	Saved as Disclosed, the Company hereby irrevocably and unconditionally represents, warrants and undertakes to the Subscriber in the terms set out in Schedule 3 and that each of the Warranties is now and will at all times up to Completion, be true, complete and accurate in all material respects on the basis that they were deemed to be repeated at the time of Completion and on the basis that a reference to such time is substituted for any express or implied reference to the date of this Agreement and such warranties and representations shall be deemed to be given by the Company at such time as well as at Completion accordingly. The Company acknowledges that the Subscriber have entered into this Agreement in reliance upon the Warranties. Subject to the matter Disclosed, no other information relating to the Group of which the Subscriber has knowledge (actual or constructive) and no investigation by or on behalf of the Subscriber shall prejudice any claim made by the Subscriber under the Warranties or under the indemnities referred to in paragraph (D) below or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion.

(B)	Each of the Warranties shall be construed as a separate and independent warranty to the intent that the Subscriber shall have a separate claim and right of action in respect of any breach thereof and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

(C)	Subject to the provisions herein, the Warranties shall not in any respect be extinguished or affected by Completion.

(D)	Without prejudice to any other rights and remedies the Subscriber may have, but in any event subject to this Clause 7, the Company shall indemnify the Subscriber in respect of all Claims:

(i)	made by any third party in relation to a matter which constitutes, or in circumstances that constitute, a material breach of any of the Warranties or any other representation in this Agreement; or

(ii)	which the Subscriber suffer or incur by reason of any of the Warranties or any other representation made in this Agreement being untrue or inaccurate in any material respect.

(E)	The Company shall forthwith notify the Subscriber upon becoming aware of any event which may cause any of the Warranties to be incorrect, misleading or breached in material respect or which may have any material adverse effect on the assets or liabilities of the Company. The Company shall not do, allow or procure any act before Completion, which would constitute a material breach of any of the Warranties, if they were given at Completion or which would make any of the Warranties inaccurate or misleading in any material respects if they were so given.

(F)	The liability of the Company in respect of any breach of Warranties shall be limited to the aggregate amount of the liability of the Company in respect of any claim for breach of any of the Warranties shall not exceed the aggregate amount of the Consideration payable pursuant to Clause 3(B) (after deducting therefrom all legal and other expenses incurred in connection with this Agreement and any liability thereon).

(G)	Notwithstanding anything contained in this Agreement including, but without limitation, Clause 7 and Schedule 3, but subject to the provisions as set out in this Clause 7(G), no claims may be brought against the Company after the expiry of a period after the Completion Date to be agreed between the Company and the Subscriber (“Cut Off Date”), unless the Company shall have received written notice prior to the expiry of the said Cut Off Date giving reasonable details of the relevant claim and any such claim shall be deemed (if it has not been previously satisfied, settled or withdrawn) to have been withdrawn after the expiry of 6 months after the expiration of the said Cut Off Date, unless legal proceedings in respect thereof have been commenced and notice of which has been served on the Company. Notwithstanding that the Cut Off Date has yet to be agreed between the Company and the Subscriber, nothing herein shall preclude the Subscriber from, and the Subscriber shall not be subject to any limitation in, taking legal actions against the Company at any time prior to the finalisation of the Cut Off Date between the Company and the Subscriber.

(H)	The Subscriber represents to the Company that:-

(i)	the Subscriber has full power and authority to enter into, deliver and perform its obligations under this Agreement and all necessary corporate and other actions have been taken to authorise the execution, delivery and performance by the Subscriber of this Agreement and the documents herein contemplated;

(ii)	the execution and performance of this Agreement and the documents herein contemplated do not violate any applicable law, rule, regulation or constitutional document to which the Subscriber is subject; and

(iii)	this Agreement constitutes legal, valid and binding obligations on the Subscriber enforceable in accordance with the terms of this Agreement.

(I)	The Subscriber hereby undertakes to indemnify the Company against any damages, losses, costs, expenses or other liabilities which it may suffer or incur as a result of or in connection with any breach of the representations and warranties set out in Clause 7(H) or any of the representations and warranties set out in Clause 7(H) being untrue or misleading.

(J)	Mr. Wang Xiaochun, one of the Company’s Guarantors hereby undertakes to the Company and the Subscriber that, save with the prior written consent of the Subscriber, he shall remain the beneficial owner of more than 50% of the enlarged issued share capital of the Company immediately after the allotment and issue of the Subscription Shares. Mr. Wang Xiaochun further undertakes to the Company that the Company shall remain the sole registered and beneficial owner of the total registered capital of Tong Ji Tang on or before Completion.

(K)	The rights and remedies of the Subscriber in respect of any breach of the Warranties shall not be affected by the Subscriber rescinding, or failing to rescind, this Agreement or any other event or matter whatsoever except by way of a specific and duly authorised written waiver or release by the Subscriber.

8.	USE OF FUNDS

The Company undertakes to the Subscriber that the Deposit shall be applied towards settlement of the consideration under the Share Transfer Agreement and the balance of the Consideration shall be used in such manner as provided in the Shareholders’ Agreement.

9.	CONDUCT OF BUSINESS

(A)	Until Completion, the Company undertakes to the Subscriber that, on or prior to Completion, the Group will only carry on the Business on a normal basis and in the ordinary and usual course.

(B)	Until Completion, the Company shall ensure that the Subscriber is informed in writing of, and consulted about, any matter which shall or may materially affect the Business.

10.	TERMINATION

(A)	In the event of it being found prior to Completion that any of the said Warranties are untrue, misleading or incorrect in material respect or have not been fully carried out to a material extent, or in the event of any matter or thing arising or becoming known or being notified to the Subscriber which is materially inconsistent with any such Warranties or any other provision of this Agreement or in the event of the Company becoming unable or failing to do anything required to be done by it at or before Completion, the Subscriber shall not be bound to complete this Agreement and the Subscriber may by notice rescind this Agreement without liability on its part. Upon giving notice by the Subscriber to rescind this Agreement, the Company shall return the Deposit paid to the Company under Clause 3(B) of this Agreement within one month from the date of notification by the Subscriber. The right conferred upon the Subscriber under this Clause is in addition to and without prejudice to any other rights of the Subscriber (including any rights to claim damages or compensation from the Company by reason of any such breach or non-fulfilment) and failure to exercise it shall not constitute a waiver of any such rights.

(B)	In the event of termination of this Agreement for any reason, each party shall cease, and shall cause its permitted representative(s) and/or adviser(s) to cease, using any know-how, intellectual property rights including copyright, trade marks, service marks and patents (including in each case application therefore and whether or not registered or registrable), trade secrets, technical processes or other confidential information (“Confidential Information”) of another party (or in relation to Confidential Information of the Company, includes those relating to its Subsidiaries) and, at the other party’s option:

(a)	return to the other party;

(b)	destroy and certify in writing to the other party the destruction of; or

(c)	destroy and permit a representative of the other party to witness the destruction of,

all Confidential Information in its possession or control.

(C)	The parties hereto agree that Clauses 10(B), 12 and 13 shall continue to apply after termination of this Agreement and that termination of this Agreement does not affect any accrued rights or remedies of a party.

11.	GUARANTEE BY THE COMPANY’S GUARANTORS ON REPAYMENT OF DEPOSIT

(A)	The Company’s Guarantors hereby unconditionally and irrevocably and severally (but not jointly or jointly and severally) guarantee to the Subscriber and its permitted successors, transferees and assigns the due and punctual performance and observance by the Company of all its obligations to repay the Deposit under this Agreement or arising from any termination of this Agreement and if the Company defaults in repayment of the Deposit when due of any amount payable to the Subscriber under this Agreement or arising from its termination, the Company’s Guarantors shall immediately on demand by the Subscriber, unconditionally pay that amount to the Subscriber in the manner presented by this Agreement as if they were the Company and, without prejudice to the foregoing, as an independent and primary obligation of the Company’s Guarantors. The Company’s Guarantors unconditionally and irrevocably and severally (but not jointly or jointly and severally) agree to indemnify and keep indemnified the Subscriber from and against all losses, damages, costs, claims, liabilities, demands and expenses of whatsoever nature which it may suffer or incur arising from the failure of the Company to comply with any of its obligations, or discharge any of its liabilities to repay the Deposit under this Agreement or through any of the guaranteed obligations becoming unenforceable, invalid, or illegal (on any grounds whether known to them or to the Subscriber or not).

(B)	If any of the obligations of the Company that are the subject of the guarantee contained in this Clause 11 (such guarantee being hereinafter referred to as “the Company Guarantee”) cease to be valid or enforceable (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the relevant party or irregular exercise thereof or any lack of authority on the part of any person purporting to act on behalf of the relevant party or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the liquidation receivership or insolvency of the relevant party), the Company’s Guarantors shall nevertheless be liable to the Subscriber in respect of the purported obligation or liability as if the same were fully valid and enforceable and the Company’s Guarantors were the principal obligors in respect thereof.

(C)	The liabilities of the Company’s Guarantors under the Company Guarantee shall not be discharged or affected in any way by:-

(a)	the Subscriber compounding or entering into any compromise, settlement or arrangement with the Company or any other person; or

(b)	any variation, extension, increase, renewal, determination, release or replacement of this Agreement whether or not made with the consent or knowledge of the Company’s Guarantors; or

(c)	the Subscriber granting any time, indulgence, concession, relief, discharge or release to the Company or any other person realising, giving up, agreeing to any variation, renewal or replacement of,

releasing, abstaining from or delaying to taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Company or any other person; or

(d)	any other matter or thing which, but for this provision, might exonerate or affect the liabilities of the Company’s Guarantors.

(D)	For the avoidance of doubt, the liability of each Guarantor under the Company Guarantee shall be several and be shared between Wang Xiaochun and Wang Shaolan as to 87.48% and 12.52% respectively.

(E)	The Subscriber shall not be obliged to take any steps to enforce any rights or remedy against the Company before enforcing the Company Guarantee. The Company Guarantee is in addition to any other security or right now or hereafter available to the Subscriber.

12.	COSTS AND EXPENSES

Each of the parties hereto shall bear its own costs and expenses (including legal fees and transaction costs) incurred in relation to the preparation, execution and performance of this Agreement. Any capital duty or other fees payable in relation to the issue of the Subscription Shares shall be borne by the Company.

13.	ANNOUNCEMENTS

No announcement, press release or other communication of any kind relating to the negotiations of the parties or the subject matter or terms of this Agreement and the BVI Charge shall be made or authorised by or on behalf of any party without the prior written approval of each of the other parties unless that announcement, press release or communication is required to be made by law or any order of any court, tribunal, authority or regulatory body or under the rules and regulations of the relevant stock exchange, to which such party is subject.

14.	NOTICES

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by two (2) Business Days’ prior written notice specified to the other parties):-

To the Company:

Address	:	c/o Suites 2701-2705& 2715-2716, 27/F., Two International Finance Centre 8 Finance Street Central, Hong Kong
Fax Number	:	2865 2583
Attention	:	Mr. Chen Yan, Justin

To the Company’s Guarantors:

Address	:	c/o Suites 2701-2705& 2715-2716, 27/F., Two International Finance Centre 8 Finance Street Central, Hong Kong
Fax Number	:	2865 2583
Attention	:	Mr. Chen Yan, Justin

To the Subscriber:

Address	:	Suite 4901, 49/F., Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong
Fax Number	:	2802 9506
Attention	:	Mr. Chen Yong Cun

Any such notice or other document shall be deemed to have been duly given upon receipt if delivered by hand or if sent by facsimile transmission upon the receipt of machine printed confirmation and in the case of a notice sent by post it shall be deemed to have been given on the second Business Day after posting if the address is within Hong Kong. In providing the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunication was properly received (as the case may be).

15.	MISCELLANEOUS

(A)	This Agreement constitutes the whole agreement between the parties hereto and shall supersede the terms of any agreement, whether oral or otherwise, made prior to the entering into of this Agreement. It is expressly declared that no purported variations hereof shall be effective unless made in writing and signed by all the parties hereto.

(B)	The provisions of this Agreement, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

(C)	Each of the Subscriber, the Company and the Company’s Guarantors shall at the request of any of the others do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement and the transactions hereby contemplated.

(D)	No waiver by any party to this Agreement of any breach by any other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof and any forbearance or delay by the relevant party in exercising any of its rights hereunder shall not be constituted as a waiver thereof.

(E)	Time shall be of the essence as regards any time, date or period mentioned in this Agreement and any time, date or period substituted for the same by agreement of the parties hereto or otherwise.

(F)	The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of any other part of this Agreement.

(G)	The provisions of this Agreement shall be binding on and shall enure for the benefit of the successors and assigns and personal representatives (as the case may be) of each party provided that none of the parties hereto shall be entitled to transfer or assign any of its rights, benefits or obligations hereunder.

16.	EXECUTION AND COUNTERPARTS

This Agreement may be executed in one or more counterparts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be party hereto.

17.	GOVERNING LAW AND JURISDICTION

(A)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

(B)	Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

(C)	The Company hereby irrevocably appoints Woo, Kwan, Lee & Lo of 2718 Jardine House, 1 Connaught Place, Central, Hong Kong (for the attention of Mr. Brian Leung or Miss Winnie Fung) as its service agent to receive and acknowledge on its behalf service of any notice, writ, summons, order, judgment or communication relation to this Agreement and further agrees that any such legal process or notice shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong.

(D)	The Company’s Guarantors hereby irrevocably appoints Woo, Kwan, Lee & Lo of 2718 Jardine House, 1 Connaught Place, Central, Hong Kong (for the attention of Mr. Brian Leung or Miss Winnie Fung) as its service agent to receive and acknowledge on its behalf service of any notice, writ, summons, order, judgment or communication relation to this Agreement and further agrees that any such legal process or notice shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong.

(E)	The Subscriber hereby irrevocably appoints Silver Grant International Infrastructure Investment Limited of Suite 4901, 49/F., Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong as its service agent to receive and acknowledge on its behalf service of any notice, writ, summons, order, judgment or communication relation to this Agreement and further agrees that any such legal process or notice shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong.

(F)	If the agent referred to in Clause 17(C) to 17(E) (or any replacement agent appointed pursuant to this sub-Clause) at any time ceases for any reason to act as such, the relevant party shall appoint a replacement agent to accept service having an address for service in Hong Kong and shall notify the other parties of the name and address of the replacement agent.

EXECUTION PAGE

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by	)
duly authorised for and on behalf of	)
UNISOURCES ENTERPRISES	)	/s/ Wang Xiaochun
LIMITED	)
in the presence of :-)

/s/ Winnie Wing Yee Fung
Winnie Wing Yee Fung
Solicitor, Hong Kong SAR
Woo, Kwan, Lee & Lo

SIGNED, SEALED and DELIVERED by	)
WANG XIAOCHUN	)	/s/ Wang Xiaochun
and in the presence of :-)

/s/ Winnie Wing Yee Fung
Winnie Wing Yee Fung
Solicitor, Hong Kong SAR
Woo, Kwan, Lee & Lo

SIGNED, SEALED and DELIVERED by	)
WANG SHAOLAN	)	/s/ Wang Shaolan
and in the presence of :-)

/s/ Winnie Wing Yee Fung
Winnie Wing Yee Fung
Solicitor, Hong Kong SAR
Woo, Kwan, Lee & Lo

SIGNED by Chen Yong Cun	)
duly authorised for and on behalf of	)
SAMTUNG INVESTMENT LIMITED	)	/s/ Chen Yongcun
in the presence of :-)

/s/ Wan Kam Fung
Wan Kam Fung
Solicitor, Hong Kong SAR
David Lo & Partners

SCHEDULE 1

PARTICULARS OF THE COMPANY’S GUARANTORS

(1)	(2)	(3)
NAMES	ADDRESS	SHAREHOLDING INTERESTS IN THE COMPANY
Wang Xiaochun	No. 35, Zhengxin Street, Guiyang City, Guizhou Province, PRC Post Code 550001	Approximately 76.93%

Wang Shaolan	Suites 2701-2705 & 2715 -2716, 27/F., Two International Finance Centre, 8 Finance Street, Central, Hong Kong	Approximately 11%

SCHEDULE 2

PART A

THE COMPANY

1. Name	:	Unisources Enterprises Limited

2. Registered office	:	Pasea Estate, Road Town, Tortola, British Virgin Islands

3. Incorporation Date	:	22 November, 2004

4. Place of Incorporation	:	British Virgin Islands

5. Auditors	:	N/A

6. Authorised share capital	:	US$50,000 divided into 50,000 ordinary shares of nominal value of US$1.00 each

7. Issued and paid up share capital	:	as at the date of this Agreement

US$39,760 divided into 39,760 shares of nominal value of US$1.00 each

Ordinary shares are held as at the date of this Agreement as follows :-

Name of Shareholder		No. of shares
Hanmax Investment Limited		30,588
Tangram Investment Limited		1,700
Paraway Investment Limited		2,700
S-Yangtse Holdings Limited		4,374
Lodway Investment Limited		398

8. Chairman	:	N/A

9. Directors	:	As at the date of this Agreement :-
		Wang Xiaochun
		Fang Honglong
		Lin Yuecai
		Xu Qian
		Hu Guangyi

SCHEDULE 2

PART B

TONG JI TANG

1. Name	:

2. Registered office	:

3. Establishment Date	: 29 June 2005

4. Place of Incorporation	: the PRC

5. Auditors	:

6. Registered capital	: RMB39,760,000

7. Registered capital is held as follows:

Name of shareholder	Amount of registered capital held
Unisources Enterprises Limited	RMB39,760,000 or equivalent foreign currency

8. Chairman	: (Wang Xiaochun)

9. Directors	: (Wang Xiaochun)

: (Fang Honglong)

(Xu Qian)

(Lin Yuecai)

(Hu Guangyi)

(Li Wuying)

SCHEDULE 3

THE WARRANTIES

In this Schedule, unless the context otherwise requires, each reference to the “Company” shall be construed as a reference to each and every Group Company individually and each representation, warranty or undertaking shall be deemed to have been given in respect of each Group Company. References to the Business of the Company or the Business of the Group shall be construed as references to the Business of each relevant Group Company. Subject to the matters referred to herein or Disclosed to the Subscriber, the Company represents and warrants and undertakes to the Subscriber that all representations and statements of the facts set out in this Schedule 3 or otherwise contained in this Agreement are and will be true and accurate in all respects as at the date hereof and at all times up to and as at Completion.

1.	General Information and Group Structure

1.1	The information in Schedule 2 are true, accurate and complete.

1.2	The issued capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of the Company is free from any Encumbrances and is held together with all rights and entitlements attached thereto. No Subsidiary has any type or class of securities or other ownership interest in issue which is different from the type or class of securities or other ownership interest held by a relevant Group Company (other than as set out in its statutory records). No Group Company has agreed to issue or allot any securities or other ownership interest.

1.3	The Subsidiaries comprise all subsidiaries (whether direct or indirect) of the Group. No Group Company holds 20% or more shareholding interests or voting rights in any other company and the Group has no other associated companies.

1.4	The Company is not and will not at Completion be the owner or the registered holder of any share or interest in or other security of or directly or indirectly interested in any body corporate, partnership, joint venture or any form of equity wherever incorporated or established except as set out in Schedule 2, Part A and B.

2.	Subscription Shares

2.1	As at the date of this Agreement and immediately prior to Completion, the Company shall have sufficient authorised but unissued share capital to issue the Subscription Shares and it will have full power and authority to allot and issue the Subscription Shares and such Subscription Shares when allotted and issued shall be in accordance with the Memorandum and Articles of Association of the Company and in compliance with all relevant laws of the British Virgin Islands and rank pari passu in all respects with all other Shares in the issued share capital of the Company.

2.2	The Subscription Shares when issued will be free from any liens, charges,

encumbrances, claims, equities or pre-emptive or third party rights of whatsoever nature and together with all rights and entitlements attaching thereto as at the date of this Agreement and as at the Completion Date.

3.	Compliance with Legal Requirements

(a)	The Company has full power to enter into this Agreement and to exercise its rights and perform its obligations thereunder and (where relevant) all corporate and other actions required to authorise their execution of this Agreement and the performance of their obligations under this Agreement have been duly taken and this Agreement will, when executed, comprise legal, valid and binding obligations on the Company enforceable in accordance with their terms.

(b)	The execution, delivery and performance of this Agreement and the performance of the obligations by the Company thereunder does not and will not violate in any respect any provision of:

(i)	any law of or order, writ, injunction or decree of any court in Hong Kong or any jurisdiction in which the Company is incorporated or any part thereof prevailing as at the date of this Agreement and up to and including Completion;

(ii)	any agreement, commitment or other instrument to which the Company is a party or by which the Company or its assets may be bound or affected;

(iii)	the applicable laws, rules and regulations and documents incorporating and constituting the Company prevailing as at the date of this Agreement and up to and including Completion; or

(iv)	any mortgage, contract or other undertaking or instrument to which the Company is a party or which is binding, upon them or any of their assets, and does not and will not result in the creation or imposition of any Encumbrance on any of their assets.

(c)	Other than as set out in this Agreement, no filing or registration with or other requirement of any governmental, regulatory or other competent authority in Hong Kong or any jurisdiction in which the Company is incorporated is required by the Company in relation to the valid execution, delivery or performance of this Agreement (or to ensure the validity or enforceability thereof) or any other ancillary documents relating thereto.

4.	Shares and Options

4.1	The Existing Shareholders are the legal and beneficial owners of the entire issued share capital of the Company. The Company is the legal and beneficial owner of the entire registered capital of Tong Ji Tang.

4.2	There is no Encumbrance on, over or affecting any part of the issued or unissued capital or loan capital of the Company and there is no agreement or commitment to give or create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance which has not been fully waived or satisfied.

4.3	There is no agreement or commitment outstanding which calls for the allotment or issue or gives any person the right to call for the allotment or issue of any shares in or securities or debentures of the Company.

5.	Corporate Matters

5.1	The Company is duly incorporated or established and validly existing under the laws of its place of incorporation or establishment.

5.2	The Memorandum and Articles of Association (or equivalent document) of the each member of the Group provided to the Subscriber are true, accurate and complete copies and no alteration has been or will be made to such document after the date hereof.

6.	No Joint Venture

Save for Tong Ji Tang, the Company is not and has not agreed to become a member of any joint venture, consortium, partnership or other unincorporated association; and it is not and has not agreed to become a party to any agreement or arrangement for sharing commissions or other income.

7.	Tong Ji Tang

7.1	Tong Ji Tang is duly established and validly existing in the jurisdiction in which it is incorporated or established.

7.2	The documents for the incorporation of Tong Ji Tang and documents for the TJT Acquisition (including, inter alia, the Share Transfer Agreement) (together the “PRC Documents”) are legally enforceable by and binding on the parties to the PRC Documents according to its terms (where applicable) under the applicable laws.

7.3	All necessary corporate actions and legal, regulatory and government actions in relation to the parties to the PRC Documents have been taken to authorise execution and performance of the PRC Documents (where applicable) in accordance with all the applicable laws and regulations.

7.4	Each of the parties to the PRC Documents has full power, authority and legal right to enter into, execute, adopt, issue, deliver or perform its respective obligations under each of the PRC Documents and such obligations constitute valid, legal and binding obligations enforceable against each of such parties in accordance with their respective terms.

7.5	Each of the parties to the PRC Documents has taken all necessary corporate actions and fulfilled and done all conditions and things required by the applicable laws and applicable regulations (including the obtaining of any necessary approval, authorisation, exemption) for the entering into, execution, adoption, or issue of, or delivery of or the performance of its respective obligations under each of the PRC Documents, and the representatives of each of the parties who executed each of the PRC Documents (where relevant) have been duly authorised to do so and no such action or authorisation has been revoked or materially amended.

7.6	All of the registered capital of the Tong Ji Tang have been fully paid up.

7.7	All governmental, regulatory or other authorisations, approvals and consents required for or in connection with the execution, issue, delivery, performance, legality, validity, enforceability and admissibility in evidence of the PRC Documents and for the performance of the obligations thereunder and for all other matters and things contemplated thereby have been obtained and are in full force and effect. No further authorisation or approval or other action by any governmental authority or other regulatory body is required for each of the parties to make, perform or effect the matter or transactions contemplated under all the PRC Documents (where applicable).

7.8	There are no legal, administrative, arbitration or other proceedings pending challenging the effectiveness or the validity of the businesses and operations carried on by Tong Ji Tang and/or the PRC Documents.

7.9	All Consents in relation to the TJT Acquisition have been obtained and are valid and subsisting.

SCHEDULE 4

BVI CHARGE

SCHEDULE 5

SHARE TRANSFER AGREEMENT

SCHEDULE 6

ESCROW LETTER

EXHIBIT A

Audited Accounts